                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                 Contact: Larry Tannenbaum
                                                      Chief Financial Officer
                                                      (650) 940-4700

July 22, 2003
Mountain View, California

                      IRIDEX REPORTS SECOND QUARTER RESULTS

      IRIDEX Corporation (NASDAQ/NMS:IRIX) announced that sales for the quarter ended June 28, 2003 were $7.4 million, at the same level when compared to the corresponding quarter in 2002. The Company reported a net loss for the second fiscal quarter of $299,000 or $0.04 per diluted share, compared to a net loss of $447,000 or $0.07 per diluted share for the corresponding quarter in 2002. The improvement in earnings in the second quarter of 2003 compared to the corresponding quarter in 2002 was primarily due to lower operating costs resulting from the Company's reduction-in-force completed during the second quarter of 2002.

      Sales of ophthalmology products during the second quarter of 2003 were $6.0 million, an increase of 6% from the equivalent quarter of 2002. Due to weak market conditions in the aesthetic market, sales of aesthetics products were $1.4 million, a decrease of 19% from the corresponding quarter in 2002.

      Theodore A. Boutacoff, President and CEO commented, "Based on the continuing difficult economic climate, we are somewhat pleased that earnings per share improved $0.03 when compared with the same quarter in 2002. Although we are not satisfied with our current revenue trends, we are encouraged by the introduction of new products and further validation of clinical applications. Over the long term and as overall market conditions improve, the Company expects to increase total revenues by continuing to supplement our existing product lines with additional new product introductions, thus helping to reach our goal of returning to profitability."

      "During the quarter we began shipping two new previously announced products, a 50 micron slit lamp adaptor and a 25 gauge single-use EndoProbe(R)," continued Mr. Boutacoff. "Our 25 gauge EndoProbe allows ophthalmologists to treat diabetic retinopathy, retinal breaks and detachments using newly introduced "suture-less" vitrectomy systems. This new 25 gauge probe, along with our tapered, angled, fluted, and recently introduced BriteLight(TM) EndoProbe devices are compatible with IRIDEX and other validated laser photocoagulator systems."

      On the clinical application front, earlier this quarter the Company announced the publication of two additional clinical studies using the Company's IRIS Medical(R) OcuLight(R) SLx laser that further validate the effectiveness of transpupillary thermotherapy (TTT) for the treatment of wet age-related macular degeneration. There are now 15 states with written reimbursement coverage policies on TTT.


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
      During the first six months of 2003, the Company generated $1.8 million in cash provided from operations primarily as a result of accounts receivables decreasing by $1.6 million. At the end of second quarter 2003, cash, cash equivalents and available for sale securities equaled $13.1 million, a decrease of $169,000 from the ending first quarter 2003 balance. The accounts receivable balance of $6.4 million at the end of second quarter 2003 was approximately level with the first quarter 2003. In addition, inventory decreased $321,000 during the first half of this year, while second quarter 2003 inventory decreased by $212,000 from first quarter 2003.

      Current market conditions continue to make it difficult to offer accurate guidance, but the Company now expects total 2003 revenues to be flat compared to total reported revenues for the 2002 fiscal year. The Company currently believes that earnings per share will be slightly negative for the year 2003. As previously mentioned, the Company will continue to place a high priority on its asset management efforts to further increase its cash position.

      IRIDEX management will conduct a conference call today for those interested at 2:00 p.m. PST/5:00 p.m. EST. The dial-in number is 800-603-0804. A recording of this call will be available for replay beginning at 5:00 p.m. PST/ 8:00 p.m. EST, through July 29, 2003, 9:00 p.m. PST. The number for the replay is 800-642-1687 and the access code is 1599394. An audio replay of the conference call, including the information presented, will also be available on the Company's website at www.iridex.com.

About IRIDEX

      IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and aesthetics markets. IRIDEX products are sold in the United States through a direct sales force and internationally through 66 independent distributors into 107 countries. For further information, visit the Company's website at www.iridex.com.

Safe Harbor Statement

      This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended. The foregoing statements regarding anticipated revenues for the full fiscal year 2003, earnings per share projections and expected improvements from continued asset management efforts to the Company's balance sheet for the fiscal year 2003, are preliminary and forward looking. Actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate during the remainder of the year for the Company's products, including the Company's 50 micron slit lamp adaptor and 25 gauge single-use EndoProbe, the rate of introduction and market acceptance of the Company's new products, the impact of any continuing economic downturn on sales, including sales of the Company's aesthetics products which are typically used for elective procedures that can be deferred, and the difficulty forecasting anticipated revenues due to continuing weakness and uncertainties related to general economic conditions and overall weakness and demand in the Company's markets, especially the aesthetics market. Other statements in this news release relating to future events or predictions, such as those regarding the Company's ability to introduce new products and applications, expected increases in overall revenues and improved market conditions could differ materially from those projected in the forward-looking statements. Risks and


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
uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships during the quarter and the remainder of the year, inability to further reduce costs, maintain or increase gross margins, the speed at which the Center for Medicare and Medicaid Services (CMS) and local carriers are willing to address reimbursement coverage policies on TTT and their internal policies regarding the matter, the risks associated with bringing new products to market, the results of clinical trials, competition in our markets and dependence on international sales. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended December 28, 2002 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.


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
                               IRIDEX CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (unaudited)

                                                          THREE MONTHS ENDED          SIX MONTHS ENDED
                                                         ---------------------     ----------------------
                                                         JUNE 28,     JUNE 29,     JUNE 28,      JUNE 29,
                                                           2003         2002         2003          2002
                                                         --------     --------     --------      --------
Sales                                                    $  7,435     $  7,433     $ 14,661      $ 14,396
Cost of sales                                               4,315        4,312        8,303         8,190
                                                         --------     --------     --------      --------
  Gross profit                                              3,120        3,121        6,358         6,206
                                                         --------     --------     --------      --------

Operating expenses:
  Research and development                                  1,047        1,320        1,997         2,465
  Sales, general and administrative                         2,564        2,512        5,028         4,799
                                                         --------     --------     --------      --------
     Total operating expenses                               3,611        3,832        7,025         7,264
                                                         --------     --------     --------      --------

Loss from operations                                         (491)        (711)        (667)       (1,058)
  Interest and other income, net                               51           54          105            97
                                                         --------     --------     --------      --------
Loss before benefit from income taxes                        (440)        (657)        (562)         (961)
  Benefit from income taxes                                   141          210          181           307
                                                         --------     --------     --------      --------
Net loss                                                 $   (299)    $   (447)    $   (381)     $   (654)
                                                         ========     ========     ========      ========

Net loss per common share - basic and diluted            $  (0.04)    $  (0.07)    $  (0.06)     $  (0.10)
                                                         ========     ========     ========      ========

Shares used in per common share basic and diluted
  calculations                                              6,919        6,861        6,916         6,849
                                                         ========     ========     ========      ========


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
                               IRIDEX CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                         JUNE 28,     DECEMBER 28,
                                                           2003           2003
                                                       ------------   ------------
                                                        (unaudited)
                        ASSETS
Current Assets:
  Cash and cash equivalents                            $      8,121   $      9,186
  Available-for-sale securities                               5,016          2,356
  Accounts receivable, net                                    6,389          8,037
  Inventories                                                10,404         10,725
  Prepaids and other current assets                           1,105            751
                                                       ------------   ------------
     Total current assets                                    31,035         31,055
Property and equipment, net                                     729            950
Deferred income taxes                                         2,267          2,267
                                                       ------------   ------------
     Total assets                                      $     34,031   $     34,272
                                                       ============   ============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                     $        892   $        657
  Accrued expenses                                            3,305          3,417
                                                       ------------   ------------
     Total liabilities                                        4,197          4,074
                                                       ------------   ------------
Stockholders' Equity:
  Common stock                                                   70             70
  Additional paid-in capital                                 23,652         23,631
  Accumulated other comprehensive income                         (1)             3
  Treasury stock                                               (430)          (430)
  Retained earnings                                           6,543          6,924
                                                       ------------   ------------
     Total stockholders' equity                              29,834         30,198
                                                       ------------   ------------
     Total liabilities and stockholders' equity        $     34,031   $     34,272
                                                       ============   ============


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